EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (Nos. 333-197345 and 333-207191) of Harvest Natural Resources, Inc. and subsidiaries (the “Company”) of our reports dated March 29, 2016, relating to the consolidated financial statements and the effectiveness of Harvest Natural Resources Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas

March 29, 2016